Exhibit 99.1
First Western Reports First Quarter 2025 Financial Results
First Quarter 2025 Summary
•Net income available to common shareholders of $4.2 million in Q1 2025, compared to $2.7 million in Q4 2024
•Diluted earnings per share of $0.43 in Q1 2025, compared to $0.28 in Q4 2024
•Net interest income of $17.5 million in Q1 2025, compared to $16.9 million in Q4 2024
•Net interest margin increased 16 basis points from 2.45% in Q4 2024 to 2.61% in Q1 2025
•Other real estate owned ("OREO") decreased $31.5 million from $35.9 million in Q4 2024 to $4.4 million in Q1 2025 due to the sale of two properties for a net gain of $0.5 million
•Noninterest-bearing deposits increased 9.1% from $375.6 million as of Q4 2024 to $409.7 million as of Q1 2025

Denver, Colo., April 24, 2025 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the first quarter ended March 31, 2025.
Net income available to common shareholders was $4.2 million, or $0.43 per diluted share, for the first quarter of 2025. This compares to net income of $2.7 million, or $0.28 per diluted share, for the fourth quarter of 2024, and net income of $2.5 million, or $0.26 per diluted share, for the first quarter of 2024.
Scott C. Wylie, CEO of First Western, commented, “As expected, we generated a significant improvement in our level of profitability in the first quarter. We saw positive trends in many areas including an expansion in our net interest margin, a higher level of non-interest income, an increase in noninterest-bearing deposits, solid loan production, and well managed expenses. We also saw general stability in asset quality while having a substantial reduction in our nonperforming assets following the successful resolution of our two largest OREO properties, which were sold for a net gain.
“We expect to see a continuation of the positive trends we are seeing, while we also redeploy the cash from the sale of our two largest OREO properties into interest-earning assets. We believe this will continue to result in solid financial performance for our shareholders as we move through the year,” said Mr. Wylie.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2025	2024	2024
Earnings Summary
Net interest income	$17,453	$16,908	$16,070
Less: Provision (release) for credit losses	80	(974)	72
Total non-interest income	7,345	6,459	7,277
Total non-interest expense	19,361	20,427	19,696
Income before income taxes	5,357	3,914	3,579
Income tax expense	1,172	1,166	1,064
Net income available to common shareholders	4,185	2,748	2,515
Basic earnings per common share	0.43	0.28	0.26
Diluted earnings per common share	0.43	0.28	0.26

Return on average assets (annualized)	0.59%	0.38%	0.35%
Return on average shareholders' equity (annualized)	6.63	4.39	4.10
Return on tangible common equity (annualized)(1)	7.44	4.98	4.71
Net interest margin	2.61	2.45	2.34
Efficiency ratio(1)	79.16	80.74	83.68
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the First Quarter 2025
Revenue
Total income before non-interest expense was $24.7 million for the first quarter of 2025, compared to $24.3 million for the fourth quarter of 2024. Gross revenue(1) was $24.6 million for the first quarter of 2025, compared to $23.8 million for the fourth quarter of 2024. Relative to the fourth quarter of 2024, the increase in total income before non-interest expense was primarily driven by increases in Net interest income, Net gain on mortgage loans, Net gain on other real estate owned, and Net gain on loans held for sale, partially offset by an increase in provision for credit losses and a decrease in Risk management and insurance fees. Relative to the first quarter of 2024, total income before non-interest expense increased 6.0% from $23.3 million and Gross revenue increased 4.7% from $23.5 million. Relative to the first quarter of 2024, the increase in total income before non-interest expense was primarily driven by increases in Net interest income and Net gain on other real estate owned, partially offset by decreases in Bank fees and Trust and investment management fees.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Income
Net interest income for the first quarter of 2025 was $17.5 million, an increase of 3.6% from $16.9 million in the fourth quarter of 2024. The increase quarter over quarter was primarily driven by a 16 basis point increase in net interest margin, offset partially by a decline in average interest-earning assets. Relative to the first quarter of 2024, net interest income increased 8.7% from $16.1 million. The increase compared to the first quarter of 2024 was primarily driven by an 27 basis point increase in net interest margin, offset partially by a decline in average interest-earning assets.

Net Interest Margin
Net interest margin for the first quarter of 2025 increased 16 basis points to 2.61% from 2.45% reported in the fourth quarter of 2024, primarily due to a decrease in cost of deposits and increase in interest-earning assets yield.
The yield on interest-earning assets increased 4 basis points to 5.57% from 5.53% reported in the fourth quarter of 2024 and the cost of interest-bearing deposits decreased 19 basis points to 3.59% from 3.78% reported in the fourth quarter of 2024.
Relative to the first quarter of 2024, net interest margin increased 27 basis points from 2.34%, primarily due to a 32 basis point decrease in total cost of funds.
Non-interest Income
Non-interest income for the first quarter of 2025 was $7.3 million, an increase of 12.3% from $6.5 million in the fourth quarter of 2024. The increase was driven primarily by increases in Net gain on other real estate owned, Net gain on mortgage loans, and Net gain on loans held for sale, partially offset by a decrease in Risk management and insurance fees. The increase in Net gain on other real estate was due to the sale of our two largest OREO properties for a net gain of $0.5 million. The increase in Net gain on loans held for sale was due to the reversal of the previous quarter's write-down on a non-performing loan. This loan was previously classified as held for sale; however, during the quarter it was transferred to held for investment and charged off through the Allowance for credit losses.
Relative to the first quarter of 2024, non-interest income increased slightly, driven primarily by increases in Net gain on other real estate owned and Net gain on loans accounted for under the fair value option, offset partially by decreases in Trust and investment management fees and Bank fees.
Non-interest Expense
Non-interest expense for the first quarter of 2025 was $19.4 million, a decrease of 4.9% from $20.4 million in the fourth quarter of 2024. The decrease was primarily driven by the one-time $1.1 million Other real estate owned ("OREO") write-down recognized in the fourth quarter of 2024, offset partially by an increase in Salaries and employee benefits.
Relative to the first quarter of 2024, non-interest expense decreased 1.5% from $19.7 million, driven primarily by a decrease in Professional services due to decreases in legal expenses, audit fees, and FDIC insurance fees, partially offset by increases in Occupancy and equipment expenses and Salaries and employee benefits.
The Company’s efficiency ratio(1) was 79.2% in the first quarter of 2025, compared with 80.7% in the fourth quarter of 2024 and 83.7% in the first quarter of 2024.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded Income tax expense of $1.2 million for the first quarter of 2025, compared to Income tax expense of $1.2 million for the fourth quarter of 2024 and Income tax expense of $1.1 million for the first quarter of 2024.
Loans
Total loans held for investment of $2.43 billion as of March 31, 2025 was flat compared to December 31, 2024. Changes in the quarter included net growth in the commercial real estate and 1 - 4 family residential portfolios, offset by net decreases in the cash, securities, and other and construction and development portfolios. Total average loans were $2.41 billion for the first quarter of 2025, an increase of $21.4 million from $2.39 billion for the fourth quarter of 2024. Relative to the first quarter of 2024, total loans held for investment decreased from $2.48 billion as of March 31, 2024, primarily driven by net decreases in the commercial and industrial, construction and development, and cash, securities, and other portfolios, partially offset by net growth in the 1 - 4 family residential and non-owner occupied commercial real estate portfolios.
Deposits
Total deposits were $2.52 billion as of March 31, 2025, an increase of 0.4% from $2.51 billion as of December 31, 2024. Relative to the first quarter of 2024, total deposits decreased from $2.53 billion as of March 31, 2024, driven primarily by a decrease in Noninterest-bearing deposits.
Borrowings
Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were a combined $51.6 million as of March 31, 2025, a decrease of $5.4 million from $57.0 million as of December 31, 2024. The change when compared to December 31, 2024 was primarily driven by net pay downs on the Company's FHLB line of credit. Relative to the first quarter of 2024, borrowings decreased $17.9 million from $69.5 million as of March 31, 2024. The decrease in borrowings from March 31, 2024 was primarily driven by BTFP payoffs and net pay downs on the Company's FHLB line of credit.
Subordinated notes were $44.6 million as of March 31, 2025, compared to $52.6 million as of December 31, 2024. Subordinated notes decreased $7.8 million from $52.4 million as of March 31, 2024. Relative to the fourth quarter of 2024 and first quarter of 2024, the decrease was due to the call of $8.0 million of subordinated notes that became eligible to call in the first quarter of 2025.
Assets Under Management
Assets Under Management (“AUM”) decreased to $7.18 billion as of March 31, 2025, compared to $7.32 billion as of December 31, 2024. The decrease in AUM during the quarter was primarily attributable to net withdrawals throughout the first quarter of 2025. Compared to March 31, 2024, total AUM increased slightly from $7.14 billion.
Credit Quality
Non-performing assets totaled $17.1 million, or 0.59% of total assets, as of March 31, 2025, compared to $49.0 million, or 1.68% of total assets, as of December 31, 2024. The decrease in non-performing assets during the quarter was primarily due to the sale of two OREO properties for a net gain of $0.5 million. As of March 31, 2024, non-performing assets totaled $46.0 million, or 1.57% of total assets. Relative to the first quarter of 2024, the decrease in non-performing assets was primarily driven by the sale of two OREO properties, partially offset by additions to non-performing loans. OREO totaled $4.4 million as of March 31, 2025 a decrease of $31.5 million from $35.9 million as of December 31, 2024. As of March 31, 2024, the Company held no OREO.
Non-performing loans totaled $12.8 million as of March 31, 2025, a decrease of $0.3 million from $13.1 million as of December 31, 2024. The decrease was primarily due to the charge-off of a non-performing loan that had previously been held for sale. As of March 31, 2024, non-performing loans totaled $46.0 million. The decrease when compared to March 31, 2024 was driven by the migration of one loan relationship out of non-performing loans and into OREO, partially offset by additions to non-performing loans.
During the first quarter of 2025, the Company recorded provision expense of $0.1 million, compared to a provision release of $1.0 million in the fourth quarter of 2024 and provision expense of $0.1 million in the first quarter of 2024.

Capital
As of March 31, 2025, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of March 31, 2025, the Bank was classified as “well capitalized,” as summarized in the following table:

March 31,
2025
Consolidated Capital
Tier 1 capital to risk-weighted assets	10.35%
Common Equity Tier 1 ("CET1") to risk-weighted assets	10.35
Total capital to risk-weighted assets	13.15
Tier 1 capital to average assets	8.12

Bank Capital
Tier 1 capital to risk-weighted assets	11.76%
CET1 to risk-weighted assets	11.76
Total capital to risk-weighted assets	12.52
Tier 1 capital to average assets	9.24
Book value per common share increased 1.3% from $26.10 as of December 31, 2024 to $26.44 as of March 31, 2025. Book value per common share increase 3.6% from $25.52 as of March 31, 2024.
Tangible book value per common share(1) increased 1.6% from $22.83 as of December 31, 2024, to $23.18 as of March 31, 2025. Tangible book value per common share increased 4.4% from $22.21 as of March 31, 2024.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, April 25, 2025. Telephone access: https://register-conf.media-server.com/register/BI019349e043a94dc394d0159a3c41719d.
A slide presentation relating to the first quarter 2025 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” and “Allowance for Credit Losses to Adjusted Loans". The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the lack of soundness of other financial institutions or financial market utilities may adversely affect the Company; the Company’s ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions; financial institutions are interrelated because of trading, clearing, counterparty or other relationships; defaults by, or even rumors or questions about, one or more financial institutions or financial market utilities, or the financial services industry generally, may lead to market-wide liquidity problems and losses of client, creditor and counterparty confidence and could lead to losses or defaults by other financial institutions, or the Company; integration risks and projected cost savings in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our debt securities; the risk of changes in interest rates; the risk of the adequacy of our allowance for credit losses; the risk in our ability to maintain a strong core deposit base or other low-cost funding sources; the risk of weak economic conditions and global trade, including the imposition of tariffs; the risk that legislative or regulatory actions may have a significant adverse effect on our operations. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 7, 2025 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except per share amounts)	2025	2024	2024
Interest and dividend income:
Loans, including fees	$34,068	$34,287	$35,139
Loans accounted for under the fair value option	111	118	209
Investment securities	681	696	603
Interest-bearing deposits in other financial institutions	2,221	2,879	2,352
Dividends, restricted stock	128	129	95
Total interest and dividend income	37,209	38,109	38,398

Interest expense:
Deposits	18,516	19,921	20,622
Other borrowed funds	1,240	1,280	1,706
Total interest expense	19,756	21,201	22,328
Net interest income	17,453	16,908	16,070
Less: Provision (release) for credit losses	80	(974)	72
Net interest income, after provision (release) for credit losses	17,373	17,882	15,998

Non-interest income:
Trust and investment management fees	4,677	4,660	4,930
Net gain on mortgage loans	1,067	377	1,264
Net gain (loss) on loans held for sale	222	(222)	117
Bank fees	422	426	891
Risk management and insurance fees	259	1,139	49
Income on company-owned life insurance	110	112	105
Net gain (loss) on loans accounted for under the fair value option	6	(149)	(302)
Net gain on other real estate owned	459	—	—
Unrealized gain (loss) recognized on equity securities	11	(49)	(6)
Other	112	165	229
Total non-interest income	7,345	6,459	7,277
Total income before non-interest expense	24,718	24,341	23,275

Non-interest expense:
Salaries and employee benefits	11,480	11,237	11,267
Occupancy and equipment	2,210	2,100	1,976
Professional services	1,704	1,821	2,411
Technology and information systems	1,078	1,073	1,010
Data processing	1,122	1,029	948
Marketing	216	397	194
Amortization of other intangible assets	51	56	57
Other	1,500	2,714	1,833
Total non-interest expense	19,361	20,427	19,696
Income before income taxes	5,357	3,914	3,579
Income tax expense	1,172	1,166	1,064
Net income available to common shareholders	$4,185	$2,748	$2,515
Earnings per common share:
Basic	$0.43	$0.28	$0.26
Diluted	0.43	0.28	0.26

First Western Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	March 31,	December 31,	March 31,
(dollars in thousands)	2025	2024	2024
Assets
Cash and cash equivalents:
Cash and due from banks	$15,924	$9,770	$8,136
Interest-bearing deposits in other financial institutions	255,658	226,271	249,753
Total cash and cash equivalents	271,582	236,041	257,889

Held-to-maturity debt securities (fair value of $67,479, $68,161 and $64,908, respectively), net of allowance for credit losses of $71	73,775	75,724	72,303
Correspondent bank stock, at cost	5,968	5,864	4,461
Mortgage loans held for sale, at fair value	10,557	25,455	10,470
Loans held for sale, at fair value	—	251	—
Loans (includes $6,112, $7,283, and $11,922 measured at fair value, respectively)	2,425,367	2,425,565	2,475,524
Allowance for credit losses	(17,956)	(18,330)	(24,630)
Loans, net	2,407,411	2,407,235	2,450,894
Premises and equipment, net	24,554	24,129	24,869
Accrued interest receivable	10,623	10,364	11,919
Accounts receivable	4,505	4,763	4,980
Other receivables	4,608	5,710	5,254
Other real estate owned, net	4,385	35,929	—
Goodwill and other intangible assets, net	31,576	31,627	31,797
Deferred tax assets, net	2,856	3,079	5,695
Company-owned life insurance	17,071	16,961	16,635
Other assets	36,829	35,905	35,051
Total assets	$2,906,300	$2,919,037	$2,932,217

Liabilities
Deposits:
Noninterest-bearing	$409,696	$375,603	$434,236
Interest-bearing	2,105,701	2,138,606	2,097,734
Total deposits	2,515,397	2,514,209	2,531,970
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	51,612	57,038	69,484
Subordinated notes	44,621	52,565	52,397
Accrued interest payable	2,371	1,995	2,415
Other liabilities	35,744	40,908	30,423
Total liabilities	2,649,745	2,666,715	2,686,689

Shareholders’ Equity
Total shareholders’ equity	256,555	252,322	245,528
Total liabilities and shareholders’ equity	$2,906,300	$2,919,037	$2,932,217

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	March 31,	December 31,	March 31,
(dollars in thousands)	2025	2024	2024
Loan Portfolio
Cash, Securities, and Other(1)	$101,078	$120,005	$151,178
Consumer and Other	16,688	17,333	18,556
Construction and Development	291,133	315,686	333,284
1-4 Family Residential	971,179	960,354	910,129
Non-Owner Occupied CRE	636,820	614,384	562,862
Owner Occupied CRE	182,417	173,223	194,338
Commercial and Industrial	223,197	220,501	297,573
Total	2,422,512	2,421,486	2,467,920
Loans accounted for under the fair value option	6,280	7,508	12,276
Total loans held for investment	2,428,792	2,428,994	2,480,196
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net(2)	(3,425)	(3,429)	(4,672)
Loans (includes $6,112, $7,283, and $11,922 measured at fair value, respectively)	$2,425,367	$2,425,565	$2,475,524
Mortgage loans held for sale	10,557	25,455	10,470
Loans held for sale	—	251	—

Deposit Portfolio
Money market deposit accounts	$1,566,737	$1,513,605	$1,503,598
Time deposits	379,533	471,415	442,834
Interest checking accounts	144,980	139,374	132,415
Savings accounts	14,451	14,212	18,887
Total interest-bearing deposits	2,105,701	2,138,606	2,097,734
Noninterest-bearing accounts	409,696	375,603	434,236
Total deposits	$2,515,397	$2,514,209	$2,531,970
____________________
(1) Includes PPP loans of $1.6 million as of March 31, 2025, $2.1 million as of December 31, 2024, and $3.8 million as of March 31, 2024.
(2) Includes fair value adjustments on loans held for investment accounted for under the fair value option.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2025	2024	2024
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$198,294	$236,152	$177,523
Debt securities	75,592	77,464	74,666
Correspondent bank stock	5,806	5,738	4,451
Gross loans	2,407,482	2,386,070	2,490,300
Mortgage loans held for sale	13,593	26,623	6,752
Loans held at fair value	6,846	8,136	13,134
Total interest-earning assets	2,707,613	2,740,183	2,766,826
Noninterest-earning assets	145,479	161,783	100,170
Total assets	$2,853,092	$2,901,966	$2,866,996

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,090,505	$2,095,204	$2,008,246
FHLB and Federal Reserve borrowings	51,885	54,428	92,195
Subordinated notes	52,495	52,528	52,360
Total interest-bearing liabilities	2,194,885	2,202,160	2,152,801
Noninterest-bearing liabilities:
Noninterest-bearing deposits	363,922	403,433	446,457
Other liabilities	41,656	45,889	22,250
Total noninterest-bearing liabilities	405,578	449,322	468,707
Total shareholders’ equity	252,629	250,484	245,488
Total liabilities and shareholders’ equity	$2,853,092	$2,901,966	$2,866,996

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	4.54%	4.85%	5.33%
Debt securities	3.65	3.57	3.25
Correspondent bank stock	8.94	8.94	8.58
Loans	5.71	5.65	5.66
Loan held at fair value	6.58	5.77	6.40
Mortgage loans held for sale	5.46	6.02	6.79
Total interest-earning assets	5.57	5.53	5.58
Interest-bearing deposits	3.59	3.78	4.13
Total deposits	3.06	3.17	3.38
FHLB and Federal Reserve borrowings	3.92	3.96	4.23
Subordinated notes	5.70	5.59	5.66
Total interest-bearing liabilities	3.65	3.83	4.17
Net interest margin	2.61	2.45	2.34
Net interest rate spread	1.92	1.70	1.41

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except share and per share amounts)	2025	2024	2024
Asset Quality
Non-performing loans	$12,758	$13,052	$46,044
Non-performing assets	17,143	48,981	46,044
Net charge-offs (recoveries)	566	(270)	—
Non-performing loans to total loans	0.53%	0.54%	1.86%
Non-performing assets to total assets	0.59	1.68	1.57
Allowance for credit losses to non-performing loans	140.74	140.44	53.49
Allowance for credit losses to total loans	0.74	0.76	1.00
Allowance for credit losses to adjusted loans(1)	0.74	0.76	1.00
Net charge-offs (recoveries) to average loans	0.02	(0.01)	—

Assets Under Management	$7,176,624	$7,321,147	$7,141,453

Market Data
Book value per share at period end	$26.44	$26.10	$25.52
Tangible book value per common share(1)	23.18	22.83	22.21
Weighted average outstanding shares, basic	9,704,419	9,665,621	9,621,309
Weighted average outstanding shares, diluted	9,798,591	9,794,797	9,710,764
Shares outstanding at period end	9,704,320	9,667,142	9,621,309

Consolidated Capital
Tier 1 capital to risk-weighted assets	10.35%	10.07%	9.77%
CET1 to risk-weighted assets	10.35	10.07	9.77
Total capital to risk-weighted assets	13.15	13.12	13.15
Tier 1 capital to average assets	8.12	7.88	7.73

Bank Capital
Tier 1 capital to risk-weighted assets	11.76%	11.41%	11.00%
CET1 to risk-weighted assets	11.76	11.41	11.00
Total capital to risk-weighted assets	12.52	12.10	12.02
Tier 1 capital to average assets	9.24	8.94	8.70
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except share and per share amounts)	2025	2024	2024
Tangible Common
Total shareholders' equity	$256,555	$252,322	$245,528
Less: goodwill and other intangibles, net	31,576	31,627	31,797
Tangible common equity	$224,979	$220,695	$213,731

Common shares outstanding, end of period	9,704,320	9,667,142	9,621,309
Tangible common book value per share	$23.18	$22.83	$22.21
Net income available to common shareholders	4,185	2,748	2,515
Return on tangible common equity (annualized)	7.44%	4.98%	4.71%

Efficiency
Non-interest expense	$19,361	$20,427	$19,696
Less: OREO expenses and write-downs	(80)	1,222	—
Adjusted non-interest expense	$19,441	$19,205	$19,696

Total income before non-interest expense	$24,718	$24,341	$23,275
Less: unrealized gain (loss) recognized on equity securities	11	(49)	(6)
Less: net gain (loss) on loans accounted for under the fair value option	6	(149)	(302)
Less: net gain (loss) on loans held for sale	222	(222)	117
Plus: provision (release) for credit losses	80	(974)	72
Gross revenue	$24,559	$23,787	$23,538
Efficiency ratio	79.16%	80.74%	83.68%